EXHIBIT 99.1

           SMARTSERV ANNOUNCES FOURTH QUARTER AND FISCAL YEAR RESULTS


STAMFORD, CT- APRIL 25, 2003 - SMARTSERV ONLINE, INC. (NASDAQ: SSOLE) today announced results for the twelve months ended December 31, 2002.

The Company reported revenues for the fourth quarter ended December 31, 2002 of $49,334 compared to $24,979 for the quarter ended December 31, 2001. The net loss for the fourth quarter was $3,203,740, or $0.29 per basic and diluted share, compared to net loss of $4,465,782, or $0.73 per basic and diluted share for the quarter ended December 31, 2001.

Revenues for the year ended December 31, 2002 were $195,817 compared to revenues of $3,297,806 for the year ended December 31, 2001. The net loss for the year ended December 31, 2002 was $8,037,173, or $1.00 per basic and diluted share, compared to a net loss of $14,819,860, or $2.52 per basic and diluted share for the year ended December 31, 2001.

During the year ended December 31, 2002, substantially all of the Company's revenues resulted from its relationship with Citigroup Inc. During the year ended December 31, 2001, substantially all of the Company's revenues resulted from its relationship with Data Transmission Network Corp (DTN), which was terminated effective August 31, 2001. The Company's 2002 results reflect a one-time gain of approximately $5.7 million from the restructuring of a $7 million obligation to the Hewlett-Packard Company.

"The previously announced execution of the first of an expected series of licensing and development agreements with one of the world's largest wireless handset manufacturers was an important milestone in our growth strategy," said Sam Cassetta, Chairman and CEO of SmartServ. "We believe this event, coupled with the continuing increase in the adoption of our consumer applications offered by major carriers such as Verizon Wireless, AT&T Wireless, Alltel and others, will drive revenues for our company in 2003. With high-speed wireless networks now in place, and with data capable handsets finally in mass distribution, the wireless data industry has evolved. We are pleased to continue to be an important contributor to this evolution."

ABOUT SMARTSERV
---------------
SmartServ (NASDAQ: SSOLE) is a wireless applications service provider offering applications, development and hosting services. Today, SmartServ's customer and distribution relationships exist across a network of wireless carriers, strategic partners, and a major financial institution, including Verizon Wireless, AT&T Wireless, Nextel, Motorola, QUALCOMM, Alltel, US Cellular and Citigroup. We offer content branded by Forbes.com, BusinessWeek Online, Dow Jones, The Wall Street Journal Online and S&P Comstock.

SmartServ offers mobile data solutions that can generate additional revenue, increase operating efficiency, and extend brand awareness for wireless carriers, enterprises and content providers. We offer standard and custom-built applications designed for a vast array of wireless platforms and devices.


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Our applications can be delivered via Java(TM) 2 Platform, Micro Edition
(J2ME(TM)), QUALCOMM's Binary Runtime Environment for Wireless(TM) (BREW(TM)) solution, WAP and SMS, as well as RIM Blackberry and Pocket PC devices. For more information, please visit www.SmartServ.com.

FORWARD-LOOKING STATEMENTS

This news release may contain forward-looking statements that involve risks and uncertainties. Forward-looking statements in this document and those made from time-to-time by the Company are made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements concerning future plans or results are necessarily only estimates and actual results could differ materially from expectations. Certain factors that could cause or contribute to such differences include, and are not limited to, potential fluctuations in quarterly results, the size and timing of awards and performances on contracts, dependence on large contracts and a limited number of customers, dependence on wireless and/or internet networks of third-parties for certain products and services, lengthy sales and implementation cycles, changes in management estimates incident to accounting for contracts, availability and cost of key components, market acceptance of new or enhanced products and services, proprietary technology and changing technology, competitive conditions, system performance, management of growth, the risk that the Company's current and future products and services may contain errors or be affected by technical problems that would be difficult and costly to detect and correct, dependence on key personnel and general economic and political conditions and other factors affecting spending by customers, and other risks described in the Company's filings with the Securities and Exchange Commission.